Exhibit 99.1

News Release

SKILLED HEALTHCARE GROUP AGREES TO A MUTUAL STANDSTILL IN

HUMBOLDT COUNTY

FOOTHILL RANCH, Calif. — July 15, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today reported that the Company has agreed to a stipulation with the other parties to the case entitled, Vinnie Lavender, by and through her Conservator, Wanda Baker; Walter Simon; Jacquelyn Vilchinsky vs. Skilled Healthcare Group, Inc., et al. (and 22 individually-named California nursing facilities receiving administrative services from Skilled Healthcare, LLC). Pursuant to the stipulation, the parties have agreed to stay all proceedings in the litigation to pursue mediation. The stipulation is subject to approval by the Humboldt County Superior Court of California, and is scheduled to be submitted to the judge there on July 15, 2010.

Among other things, from the date of the stipulation through August 9, 2010 at 8:30 a.m. Pacific Daylight Time, the plaintiffs in the litigation have agreed not to seek any relief to convert the previously announced jury verdict in the litigation to a judgment, nor to seek to attach, obtain an interest in or obtain control over the Company’s (or any other of the defendants’) property. During that same time period, the Company and other defendants have also agreed not to transfer or otherwise impair their assets outside of bankruptcy, other than in the ordinary course of their respective businesses, and not to file a voluntary petition for relief in any United States Bankruptcy Court.

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had consolidated annual revenues of nearly $760 million and approximately 14,000 employees as of March 31, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800